Exhibit 3.1


                             BRANDYWINE REALTY TRUST

                  ARTICLES OF AMENDMENT TO DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

            FIRST: The Declaration of Trust of Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), is hereby amended by deleting existing Section 6.1 in its entirety and adding a new Section 6.1 to read as follows:

            "Section 6.1: Authorized Shares. The total number of shares of beneficial interest which the Trust is authorized to issue is 30,000,000, of which 5,000,000 shares shall be preferred shares, par value $.01 per share ("Preferred Shares"), and 25,000,000 shares shall be common shares, $.01 par value per share ("Common Shares")"

            SECOND: The amendment to the Declaration of Trust of the Trust as hereinabove set forth has been duly advised by the Board of Trustees at a meeting held on November 1, 1996, pursuant to authority granted to the Board in
Section 3.2 (o) of the Declaration of Trust, as approved by the shareholders of the Trust.

            THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 80,000,000 shares of beneficial interest, consisting of 5,000,000 preferred shares, $.01 par value per share, and 75,000,000 common shares, $.01 par value per share.

            FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue, pursuant to the Declaration of Trust of the Trust as hereby amended, is 30,000,000 shares of beneficial interest, consisting of 5,000,000 preferred shares, $.01 par value per share, and 25,000,000 common shares, $.01 par value per share.

            FIFTH: The undersigned Vice President acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

            IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 22nd day of November, 1996.



ATTEST:                                 BRANDYWINE REALTY TRUST



/s/ John Adderly                        By: /s/ Francine M. Haulenbeek
----------------------                      -----------------------------------
John Adderly                                Francine M. Haulenbeek,
Assistant Secretary                         Vice President, Secretary and
                                            Treasurer